Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners

Prologis, L.P.:

We consent to the use of our reports dated February 26, 2014, with respect to the consolidated balance sheets of Prologis, L.P. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Denver, Colorado

April 16, 2014